Exhibit 3.35

AGREEMENT OF LIMITED PARTNERSHIP

OF

HIGHLANDS INN INVESTORS II, L.P.

TABLE OF CONTENTS

PRELIMINARY STATEMENT		1

ARTICLE I	Definitions	1

ARTICLE II	Formation of Partnership	8
2.1	Formation	8
2.2	Place of Business	8
2.3	Purpose and Business	8
2.4	Filing of Partnership Documents	8
2.5	Term	9

ARTICLE III	Capital Contributions	9
3.1	Initial Capital Contributions	9
3.2	Additional Capital Contributions	9
3.3	Limitation of Liability	9
3.4	No Withdrawal	10
3.5	Capital Accounts	10
3.6	Additional Partners	10
3.7	Partnership Percentages	11
3.8	No Third Party Beneficiaries	11

ARTICLE IV	Allocation of Partnership Items; Distributions	11
4.1	Net Profits Allocations	11
4.2	Net Losses Allocations	12
4.3	Special Allocations	12
4.4	Curative Allocations	13
4.5	Tax Allocations	13
4.6	Allocations Subsequent to Assignment or Admission of Additional Partners	14
4.7	Distributions	14
4.8	Allocation of Nonrecourse Liabilities	14

ARTICLE V	Management of the Partnership	15
5.1	Management	15
5.2	Independent Activities; Other Businesses	17
5.3	Duties; Reimbursement	17
5.4	Additional Compensation to the General Partner; Transactions with Affiliates	18
5.5	Limitation of Liability	18
5.6	Indemnification	18
5.7	Authority to Bind Partnership	19
5.8	Waiver of Fiduciary and Statutory Rights	19
5.9	Assistance of Limited Partner and Limited Partner Principals in Obtaining Conversion Approvals	19

ARTICLE VI	Financial Matters	19

6.1	Books and Accounts	19
6.2	Accounting and Reports	20
6.3	Fiscal Year	20
6.4	Banking	20
6.5	Tax Returns	20
6.6	Tax Elections	20
6.7	Tax Audits	20
6.8	Designation of Tax Matters Partner	20
6.9	Duties of Tax Matters Partner	21
6.10	Authority of Tax Matters Partner	21
6.11	Expenses of Tax Matters Partner; conflicts of interest	22

ARTICLE VII	Power of Attorney	22
7.1	Grant of Power	22
7.2	Nature of Power	23
7.3	Effect of this Article	23

ARTICLE VIII	Transfer of General Partnership Interest	23
8.1	Withdrawal of General Partner	23
8.2	Admission of a Successor or Additional General Partner	24
8.3	Effect of Bankruptcy, Death, withdrawal, Dissolution or Incompetency of a General Partner	24
8.4	Tag-Along Rights	25

ARTICLE IX	Transfer of Limited Partnership Interest	25
9.1	Purchase for Investment	25
9.2	Restrictions on Transfer of Limited Partners’ Interests	26
9.3	Permitted Transfers of Limited Partners’ Interests	26
9.4	Right of First Refusal	26
9.5	Admission of Substitute Limited Partner	27
9.6	Rights of Assignee of Partnership Interest	29
9.7	Effect of Bankruptcy, Death or Incompetence of a Limited Partner	29
9.8	Bankrupt Limited Partner	29

ARTICLE X	Dissolution and Liquidation	30
10.1	Liquidation	30
10.2	Distribution of Proceeds	31
10.3	Accounting	31
10.4	Certificate of Cancellation	32
10.5	Right Limited to Partnership Assets	32

ARTICLE XI	Amendments	32
11.1	Right of General Partner to Amend	32
11.2	Limitations on Amendments	32
11.3	Amendments on Admission or Withdrawal of Partners	32
11.4	Management of the Partnership	33

ii

ARTICLE XII	General Provisions	33
12.1	Notices	33
12.2	Governing Law	33
12.3	Headings	33
12.4	Additional Documents	33
12.5	Counterparts	33
12.6	Successors and Assigns	33
12.7	Waiver	34
12.8	Representations and Warranties	34
12.9	Severability	34
12.10	Merger	34
12.11	Pronouns	34
12.12	Certificate of Limited Partnership and Amendments	34
12.13	Signatures	34

iii

AGREEMENT OF LIMITED PARTNERSHIP
OF HIGHLANDS INN INVESTORS L.P.

This Agreement is made and entered into this 21st day of December, 1995 by and between HT-HIGHLANDS, INC., a Delaware corporation (“HT”), and HIGHLANDS INN INVESTORS, an Illinois limited partnership (“HII”).

PRELIMINARY STATEMENT

The parties desire to form a limited partnership under the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I
Definitions

For purposes of this Agreement, unless otherwise specifically herein provided, the following terms shall have the respective meanings indicated below.  Any references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections, articles, schedules or exhibits in this Agreement. In addition, the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular article.

“Act” shall mean the Revised Uniform Limited Partnership Act of the state of Delaware, as such Act has been amended or is amended from time to time hereafter.

“Additional Units” shall have the meaning set forth in Section 3.6.

“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of any relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                 credit to such Capital Account any amounts which such Limited Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-l(b) (2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections l.704-2(g) (1) and l.704-2(i) (5) of the Regulations; and

(b)                                 debit to such Capital Account the items described in Sections 1.704-1 (b) (2)(ii)(d)(4)(5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-l(b) (2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affected Gain” shall have the meaning set forth in Section 4.5(b).

“Affiliate” shall mean, as to any Partner (or as to any other person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement) any corporation, partnership, joint venture, trust or individual controlled by, under common control with, or which controls, directly or indirectly, such Partner or other person.  The term “control” for these purposes means the ability, whether by direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership, shall mean the sole general partner thereof, all of the general partners thereof to the extent each has equal management control or authority, or the managing general partner or managing general partners thereof, as appropriate (and in any event shall mean the ownership and control that is the right to vote of fifty percent 50% or more of the residual equity interests in an entity). The term “Affiliate” shall also mean and include (i) a trust of which the Partner, or other applicable person, or a direct or indirect shareholder of such Partner or other person, is a trustee, or which has as its principal income or residual beneficiaries, such Partner or other person, or any direct or indirect shareholder of such Partner or other person, or members of the immediate family of such Partner, direct or indirect shareholder or other person, and (ii) any members of such Partner’s or other person’s immediate family, or a member of the immediate family of any direct or indirect shareholder of such Partner or other person.

The term “immediate family” shall mean, with respect to any natural person, the spouse, parents, siblings, or descendants of such person.  For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro rata by the income and residuary beneficiaries of such trust.

“Agreement” shall mean this Agreement of Limited Partnership, as it may hereafter be amended from time to time.

“Amended Management Agreement”  shall mean the Management Agreement, as amended by that certain Amendment to Management Agreement executed concurrently with the execution and delivery hereof.

“Assumed Liabilities” shall have the meaning set forth in the Formation Agreement.

“Bankruptcy” or “Bankrupt” shall mean, as to any person (including, without limitation, any Partner, the Partnership or other relevant person), (i) any proceeding brought by or against such person under the United States Bankruptcy Code, or any successor thereto, as amended, or any state laws providing for the relief of debtors, except that, in the case of an involuntary proceeding brought against any such person, only if such proceeding shall not have been withdrawn, stayed or discharged within sixty (60) days after the institution thereof, unless, within such sixty (60) day period, such person shall have consented to the institution thereof;

(ii) admission in writing of the inability of such person to pay its debts as they come due; (iii) the making of an assignment for the benefit of the creditors of such person; (iv) if such person shall become insolvent (except that, for purposes hereof, no Partner shall be deemed insolvent merely by reason of the fact that it has a negative balance in its Capital Account or by reason of the fact that the amount of its liabilities exceeds the amount of its assets by an amount equal to or less than the negative balance of such Partner’s Capital Account); or (v) the entry of an order, judgment or decree against such person in an amount in excess of $100,000 which continues unpaid, unstayed or undischarged for more than sixty (60) days after the entry thereof.

“Bankrupt Partner” shall have the meaning set forth in Section 9.8.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account established and maintained for such Partner in accordance with Section 704 (b) of the Code and Section 1.704-l(b)(2)(iv) of the Regulations and in accordance with such other provisions of Section 1.704-l(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704- 1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor Code thereto.

“Conversion” shall mean a conversion of the Hotel to time share ownership.

“Conversion Approvals” shall mean all governmental approvals and licenses required to be obtained in connection with a Conversion.

“Conversion Date” shall mean the later of (a) the third anniversary of the date hereof and (b) the date upon which all Conversion Approvals shall have been obtained by the Partnership.

“Cumulative Preferred Return” shall mean, at any time, an amount equal to the aggregate of the Preferred Return for the fiscal year during which such Cumulative Preferred Return is determined and all previous fiscal years, whether distributed in the year accrued or added to Preferred Capital.

“Depreciation” shall mean, if there is no difference between the fair market value and the adjusted tax basis of property upon the contribution of such property to the Partnership or upon the revaluation of such property pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(f), depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes (“Tax Depreciation”); otherwise, Depreciation shall mean book depreciation, depletion or amortization as determined under Treas. Reg. Section 1.704-l(b)(2)(iv)(g) (“Book Depreciation”) and the Partners’ Capital Accounts shall be adjusted in accordance with said Treasury Regulation.

“Existing Indebtedness” shall have the meaning set forth in the Formation Agreement.

“Existing Manager” shall mean Coastal Hotel Group, Inc., a Delaware corporation.

“Formation Agreement” shall mean that certain Formation and Contribution Agreement dated the date hereof, between HT and HII.

“General Partner” shall mean HT, its duly admitted successors or assigns or any person who is a general partner of the Partnership at the time of reference thereto.

“Gross Asset Value” shall mean, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner and the contributing Partner;

(b)                                 if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Partners, as of the following times: (i) the acquisition of an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for a Partnership Interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-l(b)(2)(ii)(g);

(c)                                  the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Code Section 7701(g) into account) as reasonably determined by the Partners as of the date of distribution; and

(d)                                 the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m) and Section 4.3(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent the Partners reasonably determine that an adjustment pursuant to Paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph.

At all times, Gross Asset Values shall be adjusted by Depreciation, which Depreciation is taken into account with respect to the Partnership’s assets for purposes of computing Net Profits or Net Losses.  Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see Paragraph (d) of the definition of Net Profits and Net Losses in the case of adjustments by Depreciation, and see Paragraph (c) of said definition in all other cases.

“Hotel” shall have the meaning set forth in the Formation Agreement.

“Initial Preferred Capital” shall mean the amount contributed by the General Partner ·pursuant to Section 3.1.

“Liens” shall have the meaning set forth in the Formation Agreement.

“Limited Partner” shall mean HII, its duly admitted successors and assigns or any person who is a limited partner of the Partnership at the time of reference thereto.

“Limited Partner Principals” shall mean Cary L. Neiman and Phillip Wilhelm.

“Limited Partner Principal Permitted Transferees” shall mean, with respect to either Limited Partner Principal, (a) the descendants and spouse of such person, (b) a trust for the primary benefit of such person or such person’s descendants and/or spouse, (c) where such person is a trust, the primary beneficiaries of such person or the descendants and/or spouse of such beneficiaries, and (d) the other Limited Partner Principal.

“Liquidation Committee” shall have the meaning set forth in Section 10.1.

“Management Agreement” shall mean that certain Management Agreement dated December 15, 1993, by and between HII and the Manager.

“Net Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of “Receipts” over “Expenditures”.  For purposes hereof, the term “Receipts” shall mean the sum of all cash receipts of the Partnership from all sources for such period, including capital contributions and loan and sale proceeds, and any amount of previously established Reserves which the General Partner, in its reasonable discretion, determines is no longer to be held as Reserves.  The term “Expenditures” means the sum of (a) all cash expenses (including without limitation capital expenditures) of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership and (c) such additional reasonable cash Reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder; provided, however the term “Expenditures” shall not include any expenditures, the source of funds for which is previously established Reserves.

“Net Profits” or “Net Losses” shall mean the taxable income or loss of the Partnership for Federal income tax purposes determined in accordance with Section 703(a) of the Code as of the close of the Partnership’s fiscal year (or such other time as may be required by this Agreement); inclusive of all items of income, gain, loss or deduction required to be separately taxed pursuant to said Section 703(a) of the Code, with the following adjustments:

(a)                                 from federal in computing such taxable any income of the Partnership that is exempt income tax and not otherwise taken into account Net Profits or Net Losses shall be added to income or loss;

(b)                                 any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 704(b) of the Code and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

(c)                                  gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(d)                                 in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation; and

(e)                                  in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Treas. Reg. Sections 1.704-l(b)(2)(iv)(e)(f), and (m), the amount of such adjustments are, in the case of Treas. Reg. Section 1.704-l(b)(2)(iv) (e) and (f), to be taken into account as gain or loss from a taxable disposition of Partnership property pursuant to Paragraph (c) above, and, in the case of Treas. Reg. Section 1.704-l(b) (2)(iv)(m), to be taken into account as additional Net Profits or Net Losses.

“Nonrecourse Deductions” shall mean, for a Partnership fiscal year, the net increase in the amount of Partnership Minimum Gain during such Partnership fiscal year, less the aggregate amount of any distributions (whether actual or deemed) during such fiscal year of proceeds of Nonrecourse Liabilities (other than Partner Nonrecourse Deductions) that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Section 1.704-2(b) (1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning ascribed to it in Section 1.704-2(b)(3) of the Regulations.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner, the Limited Partner, and their respective duly admitted successors or assigns, or any person who is a Partner of the Partnership at the time of reference thereto.

“Partnership” shall mean the Delaware limited partnership organized hereunder.

“Partnership Interest” shall mean the ownership interest of a Partner in the Partnership from time to time including the right of such Partner to any and all benefits to which such Partner may be entitled in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of applicable law, and shall include, without limitation, each Partner’s Partnership Percentage and Capital Account.  Whenever in this Agreement reference is made to a particular percentage of a Partner’s Partnership Interest it shall be deemed to refer to such Partner’s Partnership Percentage and shall include a proportionate amount of such Partner’s other interests in the Partnership, including such Partner’s right to Preferred Returns and/or priority distributions of Preferred Capital, if any.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Partnership Percentages” shall mean the percentage interests of each of the General Partner and the Limited Partner as set forth in Section 3.7, as the same may be adjusted from time to time in accordance with the provisions of this Agreement.

“Permitted Exceptions” shall have the meaning set forth in the Formation Agreement.

“Preferred Capital” shall mean, with respect to the General Partner, the sum of (a) the Initial Preferred Capital plus amounts contributed from time to time by the General Partner to the capital of the Partnership pursuant to Section 3.2, and (b) the amounts added to “Preferred Capital” in accordance with the definition of “Unpaid Preferred Return”.

“Preferred Return” shall mean, as determined for each fiscal year or portion thereof, (x) for the period from the date hereof to and including September 30, 1998, (i) a return of 25% per annum on that portion of the Unreturned Preferred Capital representing the unreturned portion of the Initial Preferred Capital; and (ii) a return of 13% per annum on the balance of the Unreturned Preferred Capital, from time to time during such year or portion thereof, and, (y) for the period on and after July 1, 1998 and thereafter until the Unreturned Preferred Capital has been reduced to zero (0), a return of 13% per annum on the entire amount of Unreturned Preferred Return from time to time remaining during such fiscal year.

“Pritzker Affiliate” shall mean (i) any direct lineal descendant of Nicholas J. Pritzker, deceased, or their respective current or former spouses, (ii) any trust the sole beneficiaries of which are one or more of the persons described in clause (i) above, and (iii) any general or limited partnership or corporation or limited liability company, or other entity, all of the direct and indirect ownership interests in which are owned, directly or indirectly, by one or more of the persons or entities described in clause (i) or (ii) above.

“Property” shall have the meaning set forth in the Formation Agreement.

“Purchase Notice” shall have the meaning set forth in Section 9.8.

“Regulations” or “Treas. Regs.” shall mean the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code.

“Reserves” shall mean payments made or amounts allocated during any period to reserves which shall be maintained in amounts deemed sufficient by the General Partner, in its reasonable discretion, for working capital, to pay taxes, insurance, debt service or to pay for repairs, replacements, capital improvements or renewals or other costs and expenses incident to the business of the Partnership.

“Sale Notice” shall have the meaning set forth in Section 8.4.

“Section 704(c) Tax Items” shall have the meaning set forth in Section 4.5(c).

“Tag-Along Right” shall have the meaning set forth in Section 8.4.

“Tax Items” shall have the meaning set forth in Section 4.5(a).

“Timing Requirement” shall have the meaning set forth in Section 10.2.

“Substitute Limited Partner” shall mean any assignee of a Partner’s Partnership Interest admitted as a substitute limited partner pursuant to Article IX hereof.

“Unpaid Preferred Return” shall mean, at any time during each fiscal year, an amount equal to the excess of (a) the Preferred Return for such fiscal year through such time over (b) the aggregate of all previous distributions to the General Partner pursuant to Section 4.7(a) during such year.  The Unpaid Preferred Return, if any, on the last day of each fiscal year shall be added to Preferred Capital and shall no longer be deemed to be “Unpaid Preferred Return”.

“Unreturned Preferred Capital” shall mean at any time an amount equal to the excess of the Preferred Capital at such time over the aggregate of all previous distributions to the General Partner pursuant to Section 4.7(b) or Section 3.6, all such distributions to be applied first in reduction of the Initial Preferred Capital until the Initial Preferred Capital shall have been reduced to zero (0).

ARTICLE II
Formation of Partnership

2.1                               Formation.  The parties hereto hereby agree to and hereby establish the Partnership as a limited partnership pursuant to the Act.  The name of the Partnership shall be “Highlands Inn Investors II, L.P.”, or such other name as the General Partner may from time to time designate.

2.2                               Place of Business. The principal place of business of the Partnership shall be located at the offices of the General Partner, 200 West Madison Street, 38th Floor, Chicago, Illinois 60606, or at such other place or places as the General Partner may hereafter determine.

2.3                               Purpose and Business.  The purpose and business of the Partnership shall be to hold title to, redevelop, operate, lease, manage, sell (in whole or in part), finance and otherwise deal with the Hotel (and any other property acquired upon any exchange of the Hotel), including to undertake a Conversion, and to conduct any other business or businesses permissible under the Act.  However, the General Partner shall be under no obligation to undertake a conversion and the decision as to whether to proceed with such Conversion and the timing and scope thereof shall be in the sole and absolute discretion of the General Partner.  The Partnership shall have all powers necessary or desirable to accomplish these purposes.

2.4                               Filing of Partnership Documents.  Promptly upon the execution and delivery of this Agreement, the General Partner shall cause an executed Certificate of Limited Partnership (the “Certificate”) which is consistent with the provisions of this Agreement and in the form required by the Act to be filed for record in the Office of the Secretary of State of Delaware and in such additional offices as may be designated by the Act or other applicable law.  The Partners shall sign, acknowledge and verify such applications, affidavits and other documents as may be required by the Act or other applicable law to be signed, acknowledged or verified in connection with the conduct of the Partnership business (including, without limitation, qualification of the Partnership as a foreign limited partnership under the laws of the State of California) and shall cause them to be filed or recorded, as required, in the appropriate governmental offices.

2.5                               Term. The Partnership shall continue in existence until the first to occur of the following:

(a)                                 the disposition by the Partnership of all, or substantially all, of its assets;

(b)                                 a dissolution of the Partnership pursuant to Article VIII or Article X;

(c)                                  a dissolution required by law; or

(d)                                 December 31, 2050.

ARTICLE III
Capital Contributions

3.1                               Initial Capital Contributions.

(a)                                 Concurrently with the execution and delivery of this Agreement, the General Partner shall contribute to the capital of the Partnership the amount of $14,000,000 in cash, which contribution will be used to prepay a portion of the outstanding principal balance of the Existing Indebtedness.

(b)                                 Concurrently with the execution and delivery of this Agreement, the Limited Partner shall contribute the Property to the capital of the Partnership, free and clear of all Liens other than the Permitted Exceptions, and the Partnership shall assume the Assumed Liabilities, upon the terms and subject to the conditions set forth in the Formation Agreement.  The parties agree that the Gross Asset Value of the Property (net of the Assumed Liabilities) is $1.

3.2                               Additional Capital Contributions.  In the event that the General Partner from time to time shall determine that additional funds are necessary or desirable for any partnership purpose, in excess of other funds anticipated to be available to the Partnership, then the General Partner may, but shall not be obligated to, make an additional capital contribution to the Partnership either in cash or property.  No Partner shall be required or permitted to make any additional capital contribution to, or other financial accommodation for the benefit of, the Partnership except as expressly provided herein.

3.3                               Limitation of Liability.  The Limited Partner shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner and the liability of the Limited Partner shall be limited solely to the amount of his or its contribution to the capital of the Partnership as provided in this Agreement.  It is the intent of the Partners that, to the fullest extent permitted by applicable law, no distribution (or any part of any distribution) made to any Limited Partner pursuant to Article IV shall be deemed to be a return or withdrawal of capital and that no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.  The foregoing to the contrary notwithstanding, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, the Limited Partner is obligated to make any such payment, such obligation shall be the obligation of the Limited Partner and not of the General Partner.

3.4                               No Withdrawal.  The Partnership shall not be obligated to redeem or repurchase any Partnership Interest, no capital contribution or portion thereof may be withdrawn by any Partner and no distribution is required to be made to any Partner except in accordance with the provisions of this Agreement.  No Partner shall be entitled to demand any property from the Partnership other than cash.

3.5                               Capital Accounts.  An individual Capital Account shall be maintained for each Partner.  No interest shall be paid or accrued on the Capital Account of any Partner.

3.6                               Additional Partners.  Whenever the General Partner shall in its sole discretion, determine that additional funds are required for the purposes contemplated herein which the General Partner is unwilling to provide pursuant to Section 3.2, the General Partner shall have the right to issue Additional Units of general or limited partnership interest (the “Additional Units”) to any person other than the General Partner or an Affiliate of the General Partner.  The Additional Units shall have such rights with respect to Partnership Percentages, distributions of cash or property and allocations of Net Profits and Net Losses, and otherwise shall have such terms and provisions as the General Partner shall, in its discretion determine.

Upon issuance of Additional Units, an appropriate amendment to this Agreement shall be entered into among all Partners, including, without limitation, those Partners admitted to the Partnership in connection with the issuance of Additional Units.  Anything in Article VII to the contrary notwithstanding, the Power of Attorney granted pursuant to Article VII shall include the power and authority to execute, acknowledge and deliver any such amendment which the General Partner deems necessary or advisable in connection with the issuance of Additional Units.

Except as otherwise herein expressly provided, any amendments entered into in connection with the issuance of Additional Units shall, to the extent the same allocate a Partnership Percentage to the purchasers of the Additional Units, the amount of the Partnership Percentages allocated to said purchasers shall be allocated solely from the Partnership Percentage of the General Partner, it being understood that the Partnership Percentage of the Limited Partner shall not thereby be reduced.

Notwithstanding the provisions set forth in the preceding paragraph of this Section 3.6, in the event any capital contribution made in connection with the issuance of Additional Units shall be distributed to the Partners of the Partnership (other than the purchasers of the Additional Unit), the Limited Partner shall have the right to elect either to receive its share of any such distribution (if any) or to forego the receipt thereof (in which event the amount which would otherwise have been distributed to the Limited Partner shall be distributed solely to the General Partner).  Any election by the Limited Partner hereunder shall be made not later than ten (10) days following delivery by the General Partner to the Limited Partner of a written notice stating that Additional Units have been issued, the amount of capital contribution to the Partnership made in connection therewith, and the amount, if any, which the General Partner intends to distribute to the Partners, including the amount, if any, to which the Limited Partner would be entitled.  If the Limited Partner shall fail to notify the General Partner, within the aforesaid period of ten (10) days of its election not to accept its pro rata share of any such distribution, the Limited Partner shall irrevocably and conclusively be deemed to have elected to receive its pro rata share thereof.  If the Limited Partner shall elect to receive its pro rata share of such distribution, or be deemed to have so elected, then, in lieu of the provisions of the preceding paragraph, any reduction in the Partnership Percentages of the partners resulting from the issuance of the Additional Units shall be shared between the General Partner and the Limited Partner based on their then respective relative Partnership Percentages immediately prior to the issuance of the Additional Units to the extent of the Partnership Percentages applicable to the Additional Units.  To illustrate the foregoing, if, in connection with the issuance of Additional Units the purchasers thereof shall receive, in the aggregate, Partnership Percentages equal to fifty percent (50%), the Partnership Percentages of the General Partner and the Limited Partner shall thereafter be forty percent (40%) and ten percent (10%), respectively, unless the Limited Partner shall have elected, or be deemed to have elected, to participate in any distributions of Capital Contributions as above provided, in which event the Partnership Percentages of the General Partner and the Limited Partner shall be forty-five percent (45%) and five percent (5%), respectively.

Whether or not the Limited Partner shall elect, or be deemed to have elected, to receive its pro rata share of any distributions as herein contemplated, and whether or not the Partnership Percentage of the Limited Partner shall be reduced or remain the same in connection with the issuance of Additional Units, (a) the General Partner’s right to receive preferential distributions of Net Cash Flow, preferential allocations of Net Profits and the priority return of its capital upon liquidation shall not be diluted as the result of the issuance of Additional Units, and (b) the Partnership Interest of the Limited Partner shall not be diluted as the result of the issuance of Additional Units in the event that any cash contributed to the Partnership in consideration of the issuance of such Additional Units is distributed to one or more of the Partners, the Limited Partner is entitled hereunder to receive a distribution of a portion of such cash and the Limited Partner forfeits, in writing, its right to receive such distribution.

3.7                               Partnership Percentages.  Subject to adjustment as herein provided, the initial Partnership Percentage of each of the Partners shall be ninety percent (90%) for the General Partner and ten percent (10%) for the Limited Partner.

3.8                               No Third Party Beneficiaries.  The right of any Partner to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of such Partner hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall no confer any right or claim upon or otherwise inure to the benefit of any creditor other third party having dealings with the Partnership, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Parties hereto and their respective successors and assigns.  The rights or obligations of the Partners herein set forth including, without limitation, the right to make additional capital contributions, shall not be deemed an asset of the Partnership, may not be sold, transferred or assigned by the Partnership in connection with any sale or transfer of a Partnership Interest made in accordance with the provisions of this Agreement, and may not be pledged or encumbered to secure any debt or other obligation of the Partnership or of the Partners.

ARTICLE IV
Allocation of Partnership Items; Distributions

4.1                               Net Profits Allocations.  After giving effect to the allocations set forth in Sections 4.3 and 4.4, Net Profits for any fiscal year shall then be allocated as follows:

(a)                                 first, to the General Partner until the aggregate of Net Profits allocated pursuant to this Section 4.1(a) for such fiscal year and all prior fiscal years is equal to the Cumulative Preferred Return;

(b)                                 second, to the Partners to the extent of and in proportion to the Net Losses allocated to them pursuant to Section 4.2(a);

(c)                                  third, to the General Partner until the aggregate of Net Profits allocated pursuant to this Section 4.1(c) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Net Losses allocated to the General Partner pursuant to Section 4.2(b); and

(d)                                 the balance, if any, to the Partners in accordance with their respective Partnership Percentages.

4.2                               Net Losses Allocations.  After giving effect to the allocations set forth in Sections 4.3 and 4.4, Net Losses for any fiscal year shall be allocated as follows:

(a)                                 first, to the Partners having positive Capital Accounts in proportion to and to the extent of their positive Capital Account balances; and

(b)                                 the balance, if any, to the General Partner.

4.3                               Special Allocations.  Notwithstanding any other provision of this Article IV, the following special allocations shall be made in the following order:

(a)                                 Minimum Gain Chargeback (Nonrecourse Liabilities).  If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of the conversion or refinancing of any Nonrecourse Liabilities, certain capital contributions, or a revaluation of the Partnership property as further outlined in Regulation Section 1.704-2(d)(4), (f)(2), or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f).  This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)                                 Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly non-recourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i) (4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i) (4) and (j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.

Allocations pursuant to this paragraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)                                  Qualified Income Offset.  In the event that any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.

This Section 4.3(c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partners in accordance with their respective Partnership Percentages.

(e)                                  Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section l.704-2(b)(4) and (i)(l).

(f)                                   Section 754 Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to said section of the Regulations.

4.4                               Curative Allocations.  Notwithstanding any other provisions of this Article IV to the contrary (other than the Regulatory Allocations, as defined below, and Section 4.5 hereof), the allocations (the “Regulatory Allocations”) set forth in Section 4.3 (save subparagraphs (d) and (f)) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under this Article IV shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.  This Section 4.4 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of Section 1.704-1(b) of the Regulations and shall be interpreted in a manner consistent therewith.

4.5                               Tax Allocations.

(a)                                 Generally.  Subject to paragraphs (b) and (c) of this Section 4.5, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as the respective book items.

(b)                                 Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Profits and Net Losses for such respective period.

(c)                                  Allocations Respecting Section 704(c) and Revaluations; Remedial Allocations Resulting from the Ceiling Rule.  Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and Regulation Section 1.704-3(d)(1).

4.6                               Allocations Subsequent to Assignment or Admission of Additional Partners.  To the extent permitted by the Code, Net Profits or Net Losses and other items attributable to a Partnership Interest acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Partnership Interest was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership’s books (at assignor’s sole expense), such manner of allocation or adjustment to be determined by the assignor, with the consent of the remaining Partners, which consent shall not be unreasonably withheld.

4.7                               Distributions.  Subject to the provisions of Section 10.2 the Partnership shall make distributions of Net cash Flow from time to time, as determined in the discretion of the General Partner, but no less frequently than quarterly, in the following order of priority:

(a)                                 first, to the General Partner, until the Unpaid Preferred Return, if any, has been paid;

(b)                                 second, to the General Partner, until the Unreturned Preferred Capital has been repaid;

(c)                                  third, to the Manager in accordance with Section 4.2(b) of the Amended Management Agreement; and

(d)                                 the balance, if any, to the Partners in accordance with their respective Partnership Percentages.

4.8                               Allocation of Nonrecourse Liabilities  Nonrecourse Liabilities which are allocable under Regulation Section 1.752-3(a)(3) shall be allocated to the Partners in accordance with their respective Partnership Percentages.

ARTICLE V
Management of the Partnership

5.1                               Management.  The General Partner shall have exclusive authority to manage and control the Partnership business.  Except as otherwise expressly provided herein, the General Partner shall have the right, authority and power to do any and all acts and things necessary, proper, convenient or advisable to accomplish the purpose of the Partnership and manage the business and assets of the Partnership, without the prior consent or approval of the Limited Partner, including without limitation the following:

(a)                                 To expend Partnership funds (whether derived from capital or income or loans) in the exercise of any rights or powers possessed by the General Partner under this Agreement;

(b)                                 To convert the Hotel to time share ownership, in whole or in part, and, in that connection, obtain all necessary Conversion Approvals and sell interval ownership units on such terms and conditions and at such prices as the General Partner shall determine;

(c)                                  To own, acquire, hold, develop, lease, manage, operate, encumber, exchange, sell or otherwise dispose of the Partnership property in whole or in part (including the creating of joint venture or tenancy-in-common interests), or to authorize the sale, exchange or other disposition of the Partnership property in whole or in part including the creation of joint venture or tenancy-in-common interests), or any interest therein, whether or not such sale results in the dissolution of the Partnership or makes it impossible to carry on its ordinary business, at such prices or amounts for cash or securities (including without limitation promissory notes, whether secured or unsecured) and upon such other terms, as the General Partner deems in its discretion to be in the best interests of the Partnership;

(d)                                 To invest and reinvest Partnership funds, or pool Partnership funds for the purpose of investing;

(e)                                  To borrow money required for the business and affairs of the Partnership, including borrowings from the General Partner, its Affiliates or others and borrowings in connection with a Conversion, to be evidenced by notes or debentures and to secure the repayment of such borrowing by executing mortgages or deeds of trust, assignments, or security agreements pledging or otherwise encumbering or subjecting to security interests all or any part of the property of the Partnership, and to refund, refinance, increase, modify, consolidate or extend the maturity of any indebtedness created by such borrowing, or any such mortgage, deed of trust, assignment, security agreement, pledge, encumbrance or other security device;

(f)                                   To enter into such agreements, contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the General Partner may deem advisable, appropriate or convenient in connection with the business of the Partnership, including without limitation a Conversion;

(g)                                  To place record title to, or the right to use, Partnership assets in the name or names of a nominee or nominees for any purpose convenient or beneficial to the Partnership;

(h)                                 To employ from time to time persons or companies (which may be Affiliates) in connection with a Conversion and otherwise in connection with the operation and management of the Partnership business or assets including, but not limited to, developers, supervisory and managing agents, consultants, building management agents, insurance brokers, sales agents, real estate brokers, loan brokers, independent contractors, attorneys and accountants, on such terms and for such compensation as the General Partner shall determine;

(i)                                     To manage the Partnership property or to contract, either totally or partially, for management services by another person or company (which may be an Affiliate);

(j)                                    To pay, collect, compromise, litigate, arbitrate or otherwise adjust any and all claims or demands of or against the Partnership;

(k)                                 To establish, maintain and draw upon checking savings and other accounts in the name of the Partnership in such bank or banks as the General Partner may from time to time select, and to designate others to draw upon such accounts;

(l)                                     To execute, acknowledge or verify and file any notification, application, statement and other filing in the name of or on behalf of the Partnership that the General Partner considers to be required or desirable to be filed with any local, state or federal agency, department or authority;

(m)                             To admit additional Partners from time to time and determine the rights and interest of such Partners (subject, however, to the provisions of Section 3.6);

(n)                                 To permit the withdrawal and/or substitution or succession of Partners (which may be Affiliates), to the extent permitted by this Agreement;

(o)                                 To develop, redevelop or improve the Partnership property in connection with a Conversion or otherwise and to determine the nature and scope, design and or expenditures therefor and to determine if and when to proceed with any phase of development or redevelopment, and to enter into agreements or contracts with respect thereto with Affiliates or others;

(p)                                 To select or vary depreciation or accounting methods, change the Partnership fiscal year or make other material decisions regarding the treatment of transactions for bookkeeping or tax purposes;

(q)                                 To file a petition for Bankruptcy or other similar reorganization under applicable statutes;

(r)                                    To take all actions and execute all documents and instruments necessary or advisable in the discretion of the General Partner to implement and further the purposes and operate the business of the Partnership;

(s)                                   To assign Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

(t)                                    To confess a judgment, or submit a Partnership claim or liability to arbitration or reference;

(u)                                 To acquire assets and property for and on behalf of the Partnership, including the acquisition of property for the purpose of reinvesting condemnation proceeds in accordance with Section 1033 of the Code;

(v)                                 To delegate any authority granted hereunder;

(w)                               To exercise and enforce the rights of the Partnership under the Amended Management Agreement, including without limitation the rights of the Partnership to terminate the Amended Management Agreement; and

(x)                                 To do any and all of the foregoing for such consideration and upon such other terms and conditions as the General Partner in its discretion determines to be appropriate, and in no event shall any purchaser, lender, title company or other third party be required to ascertain whether any action of the General Partner has in fact been duly authorized, and the failure of the General Partner to obtain such authorization shall in no way affect the validity of any sale, conveyance, mortgage, deed of trust, lease, loan extension or renewal made by the General Partner.

5.2                               Independent Activities; Other Businesses.  Each party recognizes that the Partners, and their Affiliates, have or may have other business interests, activities and investments, some of which may now or hereafter be in conflict or competition with the business of the Partnership, and that each Partner and their respective Affiliates are entitled to carry on such other business activities, interests and investments without any accountability therefor to the Partnership or any other Partner No Partner, and no Affiliate of any Partner, shall be obligated to devote all or any particular part of its time and effort to the Partnership or its business affairs except such reasonable amount of time as may be necessary in order to fulfill its duties and obligations hereunder.  Each Partner, and each Affiliate of each Partner, may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without being limited to, owning, financing, acquiring, leasing, promoting, developing, improving, constructing, operating or managing other real or personal properties on its own behalf or on behalf of other entities with which it is affiliated or associated, and any Partner and each Affiliate of any Partner may engage in any activities, whether or not competitive to the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner or to any Affiliate of any Partner.  Neither the Partnership nor any Partner nor any Affiliate of any Partner shall have any right by virtue of this Agreement or by virtue of the relationship between the Partners as partners, in or to such other activities, or to the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper or a breach of any joint venture or fiduciary duties wed by one party the other, or entitle either party to any interest in or sharing in the profits or losses from any such other activities.

5.3                               Duties; Reimbursement.  In acting as General Partner hereunder, the General Partner only shall be obligated to act with the same regard for the affairs of the Partnership as it would act in similar circumstances on its own individual behalf, and the General Partner shall have no obligation to conduct the business of the Partnership so as to accommodate the personal or business circumstances of the Limited Partner.  The General Partner shall provide services to the

Partnership as it shall deem to be appropriate in connection with the day-to-day operations of the Partnership and shall be entitled to such compensation as the General Partner determines in good faith is reasonable based on the nature and scope of services provided by it to the Partnership from time to time.  In addition, the Partnership shall pay or reimburse the General Partner for all reasonable out-of-pocket expenses incurred by it in connection with the Partnership’s business, which reimbursement shall not include any allocation of overhead or general administrative expenses inasmuch as the General Partner is to be compensated therefor by way of the compensation referred to in the immediately preceding sentence.  The General Partner shall devote itself to the business of the Partnership to the extent that it, in its reasonable judgment, deems necessary for the efficient carrying on thereof.

5.4                               Additional Compensation to the General Partner; Transactions with Affiliates.

(a)                                 Subject to the provisions of the next succeeding sentence, the General Partner or its Affiliates shall be entitled to receive, in addition to the amounts described in Section 5.3 and elsewhere herein, fees and other compensation for services rendered or goods provided from time to time to or on behalf of the Partnership as would be payable to third parties providing comparable goods or services to the Partnership.  Notwithstanding the foregoing, the Partnership may engage an Affiliate of the General Partner to provide such goods or services only if such Affiliate is in the business of regularly providing such goods or services, but the General Partner may engage one or more of its Affiliates to provide goods or services in connection with a Conversion, including to serve as developer or sales agent, regardless of whether such Affiliates are regularly engaged in the business of providing such goods or services.

(b)                                 No contract or agreement entered into between the Partnership and any Affiliate of the General Partner shall be void, voidable or in violation of any rights, duties, liabilities or responsibilities of the General Partner whether or not approved by the Limited Partner, so long as any such transaction shall be in compliance with the provisions of Section 5.4(a).

(c)                                  The General Partner shall be permitted to engage attorneys, accountants and other advisors and professionals which may have current or prior relationships with the General Partner or its Affiliates.  No such relationship, even if continuing and ongoing, shall be deemed a conflict of interest by any such professionals.

5.5                               Limitation of Liability.  Neither the General Partner nor any officer, shareholder, director, employee, agent or Affiliate of the General Partner (or of any general partner of the General Partner) shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such action or omission was performed or omitted in bad faith or constituted gross negligence or willful misconduct.  Any act or omission taken on advice of counsel shall be deemed to have been taken in good faith if all relevant facts have been disclosed to such counsel.

5.6                               Indemnification.  The Partnership shall indemnify and hold harmless the General Partner and each of its officers, directors, shareholders, employees, agents and Affiliates, and their respective successors and assigns (collectively the “Indemnified Parties”) from and against any loss, expense, damage or injury suffered or sustained by any such person by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Partnership or in furtherance of the interests of the Partnership including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees (which attorney’s fees may be paid as incurred) and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceedings or claims, provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted in bad faith or as a result of gross negligence by or the willful misconduct of such Indemnified Party.

5.7                               Authority to Bind Partnership.  Except as otherwise provided herein or in the Act, the General Partner shall have authority to act on behalf of the Partnership and to bind it under this Agreement and in no event shall any third party be required to ascertain whether any action of the General Partner has in fact been duly authorized by the Limited Partner.  The Limited Partner shall take no part in the management and operation of the business of the Partnership and shall have no authority to act on behalf of or bind the Partnership.

5.8                               Waiver of Fiduciary and Statutory Rights.  To the extent permitted by law, the Limited Partner hereby waives and relinquishes any and all rights arising under the Act or otherwise which are intended for the benefit of the Limited Partner and are not expressly granted to the Limited Partner herein, including the right to call, attend or vote at meetings of the Partnership or otherwise vote on or approve Partnership matters, approve amendments to this Agreement except as provided in Section 11.2, commence derivative actions, seek removal of a General Partner or approve any additional or substitute general or limited partners and any fiduciary relationship which may otherwise be deemed created between a general partner and a limited partner.  It is the further express intention of the parties to give maximum effect to the principle of freedom of contract and to the enforceability of the terms and conditions hereof and, in this regard, the Partners acknowledge and agree that their respective rights and duties and obligations inter shall be limited to those expressly set forth in this Agreement and that nothing herein shall be deemed to imply or create a fiduciary relationship between the Partners.

5.9                               Assistance of Limited Partner and Limited Partner Principals in Obtaining Conversion Approvals.  So long as HT or any Affiliate thereof is the General Partner and so long as HT or any such Affiliate is directly or indirectly owned and controlled by a Pritzker Affiliate, the Limited Partner and the Limited Partner Principals shall use reasonable efforts to assist the Partnership in obtaining all Conversion Approvals.  The Limited Partner and the Limited Partnership Principals shall receive no compensation for such assistance, but they shall not be obligated to incur any out-of-pocket expenses in connection therewith unless the Partnership agrees to reimburse them therefor.  The provisions on limitation of liability and indemnification set forth in Sections 5.5 and 5.6 shall be fully applicable to the Limited Partner and the Limited Partner Principals with respect to any actions taken or required to be taken by them in accordance with this Section 5.9.

ARTICLE VI
Financial Matters

6.1                               Books and Accounts.  The General Partner shall, at the expense of the Partnership, keep or cause to be kept adequate books of account of the Partnership, which shall record and reflect all of the contributions to the capital of the Partnership and all of the income, expenses and transactions of the Partnership.  Such books of account shall be kept at the principal place of business of the Partnership.  The General Partner shall determine the method of accounting utilized by the Partnership.  The Limited Partner shall have the right, upon reasonable notice to the General Partner and during normal business hours, to examine the books and records of the Partnership at the location at which such books and records are ordinarily kept, such examination to be made at the expense of the Limited Partner.

6.2                               Accounting and Reports.  At least once a year as soon as practicable but not later than 120 days after the close of the Partnership’s fiscal year, the General Partner shall, at the expense of the Partnership, cause to be prepared and transmitted to each Partner a balance sheet and profit and loss statement of the Partnership relating to the prior fiscal year, which statements may be audited or unaudited in the discretion of the General Partner.

6.3                               Fiscal Year.  The Partnership’s fiscal year shall be the twelve month period, or portion thereof in the event of a partial fiscal year, ending January 31.

6.4                               Banking.  All funds of the Partnership shall be deposited in a separate bank account or accounts as shall be determined by the General Partner.  All withdrawals therefrom shall be made upon checks signed by the General Partner or by any person authorized to do so by the General Partner, or by wire transfer or cashier’s checks effected by the General Partner or persons authorized to do so by the General Partner.

6.5                               Tax Returns.  The General Partner shall cause to be prepared at the Partnership’s expense the required Federal, state and local tax returns.  As soon as practicable but not later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall furnish a copy of Internal Revenue Service Form K-1 for such fiscal year to each Partner.

6.6                               Tax Elections.  The General Partner shall be authorized to make on behalf of the Partnership any and all elections under the Code which are permitted to be made by the Partnership, including an election pursuant to Section 754 of the Code, but nothing herein shall be deemed to obligate the General Partner to make any such election.

6.7                               Tax Audits.  The Partnership, through the General Partner, is authorized to cooperate with and to monitor the Internal Revenue Service in any audit that the Internal Revenue Service may conduct of the Partnership books and records and information or other returns filed by the Partnership for Federal income tax purposes.  The Partnership, through the General Partner, may similarly cooperate with and monitor any audit by any state tax or other state or local governmental authority. The Partnership may prepare and file protests or other appropriate responses to such audits.  All costs incurred in connect on with the foregoing activities, including legal and accounting costs, shall be Partnership expenses.  Neither the Partnership nor the General Partner shall be obligated to defend any Limited Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the ownership of its Partnership Interest.

6.8                               Designation of Tax Matters Partner.  The General Partner is hereby authorized to designate itself as Tax Matters Partner of the Partnership as provided in regulations pursuant to

Section 6231 of the Code.  Each Partner by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

6.9                               Duties of Tax Matters Partner.

(a)                                 To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, profits, interest and taxpayer identification number of each Partner, including any Substitute Limited Partner, to the Secretary of the Treasury or his delegate (the “Secretary”).

(b)                                 To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Partner informed of the administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such administrative proceedings referred to hereinafter as a “tax audit” and such judicial proceeding referred to hereinafter as “judicial review”).

(c)                                  If the Tax Matters Partner, on behalf of the Partnership, receives a notice with respect to a Partnership tax audit, the Tax Matters Partner shall, within 30 days of receiving such notice, forward a copy of such notice to the Partners who hold or held an interest in the profits or losses of the Partnership for the taxable year to which the notice relates.

6.10                        Authority of Tax Matters Partner.  The Tax Matters Partner is hereby authorized, but not required:

(a)                                 To enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the code) files a statement with the Secretary that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

(b)                                 In the event that a notice of a final administrative adjustment of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment including, but not Limited to, the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located or the United States Court of Claims;·

(c)                                  To intervene in any action brought by another Partner for judicial review of a final adjustment;

(d)                                 To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(e)                                  To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes or an item affected by such item; and

(f)                                   To take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

6.11                        Expenses of Tax Matters Partner; Conflicts of Interest.  The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including, but not limited to, legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners.  Neither the General Partner, nor any Affiliate, nor any other person, shall have any obligation to provide funds for such purpose.  The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitation of liability and indemnification set forth in Sections 5.5 and 5.6 shall be fully applicable to the Tax Matters Partner with respect to any actions taken or required to be taken by it in its capacity as such.  It is further acknowledged that the interests of the Limited Partner may from time to time be inconsistent with the interests of other Partners, including the Tax Matters Partner, and nothing herein shall be deemed to create any obligation on the part of the Tax Matters Partner to take into account any such inconsistent or conflicting interests except as expressly provided herein.

ARTICLE VII
Power of Attorney

7.1                               Grant of Power.  Each Limited Partner (including any Substitute Limited Partner) hereby designates and appoints the General Partner and each of them (if applicable), and, with respect to any corporate General Partner (or the corporate general partner of any General Partner), the President (or the Chief Executive Officer, however designated), Vice President and the Secretary thereof, and each of them, as his or its attorney-in-fact with power of substitution to act in his or its name and on his or its behalf in the execution, acknowledgment and filing of documents as follows:

(a)                                 Certificates of Limited Partnership, as well as amendments thereto, under the laws of the State of Delaware and the laws of any other states in which such a certificate is required to be filed;

(b)                                 Any other instrument that may be required to be filed, or that the General Partner deems advisable to file, by the Partnership under applicable law;

(c)                                  Any documents that may be required to effect the reorganization and continuation of the Partnership, the amendment of this Agreement, the admission of any additional or Substitute Limited Partner or the dissolution and termination of the Partnership, provided such reorganization, continuation, amendment, admission or dissolution and termination is in accordance with the terms of this Agreement; and

(d)                                 Any and all such other documents and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms and any amendments or modifications thereof and any certificates, instruments or other documents relating thereto.

7.2                               Nature of Power.  The power of attorney granted by each Limited Partner in Section 7.1:

(a)                                 Is a special power of attorney coupled with an interest and is irrevocable and shall survive the disability or cessation of the existence as a legal entity of a Limited Partner;

(b)                                 May be exercised by any General Partner, or appropriate officer thereof or of the general partner thereof, for each Limited Partner by a facsimile signature of such person or by listing each Limited Partner executing any instrument with a facsimile signature of such person acting as attorney-in-fact for all of them; and

(c)                                  Shall survive the delivery of any assignment by a Limited Partner of the whole or any portion of his or its Partnership Interest in the Partnership except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a Substitute Limited Partner the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

7.3                               Effect of this Article.  This Article VII does not supersede any other section of this Agreement, nor is it to be used to deprive any Limited Partner of its rights under this Agreement, but is intended only to provide a simplified system for the execution of documents.

ARTICLE VIII
Transfer of General Partnership Interest

8.1                               Withdrawal of General Partner.

(a)                                 Subject to the provisions of Section 8.4, a General Partner shall be entitled to sell, transfer or assign its Partnership Interest as General Partner at any time (without Limited Partner approval) by giving written notice to the other Partners.

(b)                                 Substitutions of one person for another person as a General Partner may be made by the General Partner at any time (without Limited Partner approval) .

(c)                                  In the event that a General Partner withdraws from the Partnership or sells, transfers or assigns its entire Partnership Interest, the withdrawing, selling, transferring or assigning General Partner shall be, and shall remain, liable for all obligations and liabilities incurred by the Partnership for which the General Partner was liable before such withdrawal, sale, transfer or assignment shall have become effective but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective.

(d)                                 Subject to the provisions of Section 3.6 the General Partner may at any time designate additional persons to be General Partners, whose Partnership Interest shall be such as are agreed to by the General Partner and such additional persons.  Such additional persons shall become successor or additional General Partners only upon meeting the conditions provided in Sections 8.2(a) and (b).

8.2                               Admission of a Successor or Additional General Partner.  A person shall be admitted as a General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)                                 The successor person shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such person as a General Partner and all appropriate documents evidencing the admission of such person as a General Partner shall have been filed for recordation and all other actions required by law in connection with such admission shall have been performed; and

(b)                                 If the successor person is a corporation, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement.

8.3                               Effect of Bankruptcy, Death, Withdrawal, Dissolution or Incompetency of a General Partner.

(a)                                 In the event of the Bankruptcy, death, withdrawal, dissolution or incompetency of a General Partner, the Partnership shall be dissolved unless the remaining General Partner(s), if any, or the Limited Partner, elect to continue the business of the Partnership within 90 days after such event.

(b)                                 Upon the Bankruptcy, death, withdrawal, dissolution or incompetency of a General Partner where the business of the Partnership is continued in accordance with Section 8.3(a), such General Partner shall immediately cease to be a General Partner and its Partnership Interest shall be converted to that of a Limited Partner with the same rights under Article IV to share in the Net Profits and Losses, Net Cash Flow and proceeds from liquidation of the Partnership.  Nothing in this Section 8.3(b) shall affect any rights or liabilities of the Bankrupt: deceased, withdrawn dissolved or incompetent General Partner which matured prior to the Bankruptcy, death, withdrawal, dissolution or incompetency of such General Partner.

(c)                                  If, at the time of the Bankruptcy, death, withdrawal, dissolution or incompetency of a General Partner, such General Partner was not the sole General Partner of the Partnership, the remaining General Partner or Partners shall immediately (i) give Notice to the Limited Partner of such Bankruptcy, death, withdrawal, dissolution or incompetency and (ii) make such amendments of this Agreement and execute and file for recordation such other documents or instruments as are necessary to reflect the conversion of the Partnership Interest of the Bankrupt, deceased, withdrawing, dissolved or incompetent General Partner.

(d)                                 If such General Partner was the sole General Partner, for a period of 45 days thereafter the Limited Partners shall have the right, with the consent of all of the Limited Partners, to reconstitute the Partnership.

8.4                               Tag-Along Rights.  Whenever the General Partner desires to sell, assign or otherwise transfer all or any part of its Partnership Interest to any person or entity other than an Affiliate of the General Partner, it shall so notify the Limited Partner thereof in writing setting forth the terms and provisions of a written offer which the General Partner has obtained with respect to such transaction (the “Sale Notice”).  Upon delivery of the Sale Notice, the Limited Partner shall then have the right (the “Tag-Along Right”) to elect to sell a proportionate share of its Partnership Interest on the same terms and provisions as contained in the offer referred to in the Sale Notice; provided, however, that the General Partner first shall be entitled to receive, out of the total purchase price, an amount equal to the then Unpaid Preferred Return and Unreturned Preferred Capital in respect of the portion of the Partnership Interest that the General Partner intends to sell, and the remainder of the purchase price, if any, shall be shared proportionately based on the Partnership Percentages of the General Partner and the Limited Partner.  The Tag-Along Right may be exercised by the Limited Partner by a written notice delivered to the General Partner within thirty (30) days after delivery of the Sale Notice from the General Partner.  Failure to exercise the Tag-Along Right within the aforesaid thirty (30) day period shall constitute the irrevocable and conclusive election of the Limited Partner not to exercise the Tag-Along Right.  If the Limited Partner shall elect the Tag-Along Right, it shall be entitled (and, from and after its said election, shall be obligated) to sell or transfer, pursuant to the offer referred to in the Sale Notice, that portion of its Partnership Interest which is the equivalent, in terms of Partnership Percentages, of the portion of the Partnership Interest which the General Partner intends to sell pursuant to the said offer (after adjustment for exercise of the Tag-Along. Rights by the Limited Partner), and the portion of the Partnership Interest of the General Partner to be so sold shall be reduced accordingly.

ARTICLE IX
Transfer of Limited Partnership Interest

9.1                               Purchase for Investment.

(a)                                 The Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interest is made as a principal for its own account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b)                                 The Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof to any person who does not similarly represent and warrant and agree as provided in Section 9.1(a).

(c)                                  The Limited Partner represents and warrants to the General Partner and to the Partnership that it is acquiring its Partnership Interest in the Partnership for its own account for investment and not with a view to the transfer, resale or distribution thereof, and the Limited Partner agrees that its Partnership Interest shall not be sold or disposed of in violation of the Securities Act of 1933, as amended, or the regulations promulgated by the Securities and Exchange Commission, or applicable State securities laws.  The Limited Partner shall indemnify and hold the Partnership, the General Partner and any Affiliates thereof harmless for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by them as a result of a breach of its representation or covenant contained in this Section 9.1.

9.2                               Restrictions on Transfer of Limited Partners’ Interests.

(a)                                 Except for transfers pursuant to Section 8.4, 9.3, 9.4 or 9.5, the Limited Partner shall not offer, sell, assign, hypothecate, pledge or otherwise transfer in whole or in part its Partnership Interest.  The Limited Partner Principals shall not directly or indirectly sell, assign, hypothecate, pledge or otherwise transfer in whole or in part their equity interests in, or withdraw from, the Limited Partner prior to the Conversion Date except for transfers to their respective Limited Partner Principal Permitted Transferees.

(b)                                 No Limited Partner may sell, transfer or assign his or its Partnership Interest in whole or in part if such sale, transfer or assignment would cause a termination of the Partnership for Federal income tax purposes.  Any purported sale transfer or assignment by a Limited Partner that would cause the termination of the partnership for Federal income tax purposes shall be void ab initio.  The General Partner may obtain an opinion of counsel as to whether such sale, transfer or assignment would cause a termination of the Partnership for Federal income tax purposes, and the General Partner shall be entitled to rely upon such opinion in determining whether such sale, transfer or assignment would cause the termination of the Partnership.

(c)                                  No offer, sale, transfer, assignment, hypothecation or pledge of any Partnership Interest may be made unless the General Partner shall have received an opinion of counsel satisfactory to it that such proposed disposition (i) may be effected without registration of the Partnership Interest under the Securities Act of 1933, as amended, and (ii) would not be in violation of any applicable State securities or “Blue Sky” law (including investment suitability standards).

(d)                                 In no event shall a Limited Partner’s Partnership Interest or any portion thereof be sold, assigned or transferred to a minor or incompetent unless by will or intestate succession.

9.3                               Permitted Transfers of Limited Partners’ Interests. Subject to the provisions of Sections 9.1 and 9.2, any Limited Partner shall have the right to sell, assign or transfer its Partnership Interest to another Partner or to an Affiliate of the transferring Limited Partner; provided, however, that no such transfer shall be made prior to the Conversion Date except for transfers by will or the laws of intestate succession.

9.4                               Right of First Refusal.

(a)                                 On or after the Conversion Date, a Limited Partner (hereinafter in this Section referred to as the “ selling Partner”) may transfer, sell, assign, or otherwise dispose of all or any portion of his or its Partnership Interest to a third party after first offering the same for a period of 30 days to the General Partner, at a price and upon terms no less favorable than those which the selling Partner is willing to accept from such third party (as evidenced by a bona fide offer received from such third party by such selling Partner.  Such offer selling Partner to sell to the General Partner shall be in writing and shall contain a statement setting forth the price and terms offered by, and the name and address of, such third party.

(b)                                 Within 30 days after receipt of such written offer under Section 9.4 (a), the General Partner may accept such offer in writing, in which case the selling Partner and such other Partners shall, subject to the provisions of Section 9.1 and 9.2, promptly consummate such sale.

(c)                                  If, by the end of the 30 day period during which the option to purchase is available to the General Partner, the General Partner has not agreed to purchase, on the terms and conditions above provided, the entire Partnership Interest being offered by the selling Partner, the selling Partner may, subject to the provisions of Section 9.1 and 9.2, within 60 days from the date of expiration of such 30 day period, transfer his or its Partnership Interest to such third party at a price not less than the price and on terms no less favorable to the selling Partner than the terms at which such Partnership Interest was offered to the General Partner.  If such Partnership Interest is not so disposed of within such period of 60 days, the selling Partner shall, before the disposition of his Partnership Interest, again be obligated to offer it first to the General Partner pursuant to this Section 9.4.

(d)                                 The provisions of this Section 9.4 shall apply to the trustee, executor, administrator or guardian of any Bankrupt, deceased or incompetent Partner to the same extent that such provision would have applied to the Bankrupt, deceased or incompetent Limited Partner.

(e)                                  In the event any offer shall contemplate the payment of any consideration in exchange for the purchase of the Partnership Interest of the selling Partner other than cash then:  (i) if such other consideration shall be a note, contract obligation or other form of deferred payment, the selling Partner shall accept the note or other obligation of the General Partner in satisfaction of said obligation; and (ii) with respect to any other form of consideration, the General Partner may either, at its election, deliver the non-cash consideration called for by the offer, or cash in lieu thereof equal to the fair market value of such non-cash consideration as of the date of closing.  If the fair market value of the non-cash consideration cannot be agreed upon by the selling Partner and the General Partner, the closing shall take place by delivery to the selling Partner of cash in the amount of the fair market value as proposed by the General Partner, and the remaining amount in dispute shall be determined by means similar to that set forth in Section 9.8.

9.5                               Admission of Substitute Limited Partner.

(a)                                 Notwithstanding the other provisions of this Article IX, an assignee of the Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Interest and shall include a purchaser acquiring an interest pursuant to Section 9.4 hereof) shall be deemed admitted as a Limited Partner of the Partnership (sometimes referred to as a “Substitute Limited Partner” ) only- upon the satisfactory completion of the following:

(i)                                     Consent of the General Partner shall have been given, which consent may be evidenced by the execution by the General Partner of a Certificate evidencing the admission of such person as a Limited Partner and which consent may be given or withheld in the General Partner’s sole discretion but is deemed to have been given in the case of a transfer pursuant to Section 9.3;

(ii)                                  The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as the General Partner may require in order to effect the admission of such person as a Limited Partner;

(iii)                               A Certificate evidencing the admission of such Person as a Limited Partner shall have been filed with such governmental offices as shall be required under the Act (if any) or other applicable state statutes;

(iv)                              The assignee shall have delivered a letter containing a representation in the form set forth in Section 9.1(a);

(v)                                 If the assignee is a corporation, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement;

(vi)                              The assignee shall have executed a power of attorney acceptable to the General Partner containing the terms and provisions set forth in Article VII; and

(vii)                           The assignee shall have paid all reasonable legal fees and administrative costs of the Partnership and the General Partner and filing and publication costs in connection with his or its substitution as a Limited Partner.

(b)                                 A Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner as of the day the conditions set forth in section 9.5(a) are satisfied.

(c)                                  Any Limited Partner who shall assign all of his or its Partnership Interest shall cease to be a Limited Partner of the Partnership except that unless and until a Substitute Limited Partner is admitted in his or its stead and place such assigning Limited Partner shall retain the statutory rights of an assignor of a limited Partnership Interest under the Act (as modified by this Agreement) and retain the obligations of a Limited Partner under the Act and this Agreement.  The rights of an assignee of his or its Partnership Interest who does not become a Substitute Limited Partner shall be limited to receipt of his or its share of Net Profits and Net Losses and Net Cash Flow pursuant to Article IV and distributions upon liquidation and dissolution as determined under Article X.

(d)                                 The General Partner shall cooperate with the person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications.  The General Partner shall take all such action, including the filing or recordation of any Certificate evidencing the admission of any person as a Limited Partner pursuant to Section 9.5(a) (iii) and the making of any other official filings and publications, as promptly as practicable after the satisfaction by the assignee of the Partnership Interest of a Limited Partner of the conditions in this Article IX to the admission of such person as a Substitute Limited Partner. ·

9.6                               Rights of Assignee of Partnership Interest.

(a)                                 Except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of his or its Partnership Interest as permitted hereunder unless and until the Partnership has received notice thereof, which notice must include such information and documentation with respect to the assignment as the General Partner may reasonably require.

(b)                                 Any person who is the assignee of all or any portion of a Limited Partner’s Partnership Interest but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Interest shall be subject to all the provisions of this Article IX to the same extent and the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

9.7                               Effect of Bankruptcy, Death or Incompetence of a Limited Partner.  In addition to the rights granted to the General Partner pursuant to Section 9.8 hereof, the Bankruptcy of a Limited Partner or the death of a Limited Partner or an adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership and, in such case, the business of the Partnership shall continue.  If a Limited Partner becomes Bankrupt, the trustee or receiver of his or its estate or, if he dies, his executor, administrator or trustee or if he is adjudicated incompetent, his committee, guardian or conservator, shall have the rights of an assignee hereunder but shall not become a Substitute Limited Partner except in accordance with the terms of Section 9.5.

9.8                               Bankrupt Limited Partner.

(a)                                 If any Limited Partner at any time shall become Bankrupt (such Partner being herein referred to as the “Bankrupt Partner”), the General Partner shall have the right and option, exercisable by written notice (the “Purchase Notice”) delivered to the Bankrupt Partner at any time during the continuance of the Bankruptcy proceedings, or so long as the Bankruptcy event shall be continuing, or by notice to the successors or legal representatives of the Bankrupt Partner, to purchase all, but not less than all, of the Partnership Interest of the Bankrupt Partner at a price equal to the amount which the Bankrupt Partner would have been entitled to receive if the Partnership had sold substantially all of its assets for their fair market value, subject to existing liens and encumbrances, as of the date of delivery of the aforesaid notice, such fair market value to be determined in accordance with the provisions of this Section 9.8. The amount which the Bankrupt Partner would have been entitled to receive upon such sale shall be the amount of Net Cash Flow and liquidation proceeds which would have been distributed to the Bankrupt Partner from the Partnership following a sale and after payment of all liabilities and obligations of the Partnership.

Upon delivery of the Purchase Notice, the same shall constitute an irrevocable and unconditional contract of purchase and sale between the General Partner and the Bankrupt Partner.  The closing of the purchase and sale of the Partnership Interest of the Bankrupt Partner shall take place on the closing date specified in the Purchase Notice, which date shall not be more than ninety (90) days, nor less than thirty (30) days, after the delivery of the Purchase Notice.

(b)                                 At the election of the General Partner electing to purchase the Partnership Interest of the Bankrupt Partner, the purchase price may be paid either all in cash at the closing or such lesser amount of cash (but in no event less than twenty percent (20%) in cash) on the closing date with the balance to be represented by a promissory note executed by the purchasing Partner in favor of the Bankrupt Partner, bearing interest at equal to the greater of (i) eight percent (8%) per annum, or (ii) the Applicable Federal Rate as set forth in Section 1274 of the Code, and providing for payment in equal annual installments of principal and interest in such amount as will fully amortize the principal amount of such note over a period of five (5) years.

(c)                                  The fair market value of the assets of the Partnership, subject to liens and encumbrances, if not otherwise agreed upon by the Partners, shall be determined, using the income approach, by three (3) independent appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with ten years’ experience in appraisal of properties similar to those of the Partnership, one appointed by each Partner, and a third appointed by the two appraisers appointed by each such Partner.  The appraisers to be appointed by each Partner shall be appointed not later than fifteen (15) days following delivery of the Purchase Notice to the Bankrupt Partner, and, if either Partner shall fail to appoint its appraiser within the aforesaid period of fifteen (15) days, the fair market value shall be determined solely by the appraiser selected by the Partner who has selected its appraiser within the required fifteen (15) day period.  If the two appraisers so appointed shall be unable to agree on the selection of the third appraiser, then either appraiser, on behalf of both, may request such appointment by the Chief Judge of the United States District Court for the Northern District of Illinois.  The fair market value of the assets of the Partnership, subject to liens and encumbrances, shall be the average of the valuations of such properties as determined by each such appraiser; provided, however, if such average deviates more than seven percent (7%) from the median of such valuations, the fair market value shall be the average of the two closest valuations.  Any such appraisal shall be at the sole expense of the Partnership and shall be submitted to the Partners within thirty (30) days after the panel of the three appraisers is constituted.

ARTICLE X
Dissolution and Liquidation

10.1                        Liquidation.  In the event of the termination of the Partnership pursuant to Section 2.5, the General Partner (or if there be none, then a liquidation committee (“Liquidation Committee”) appointed by the Limited Partners owning, in the aggregate, at least 70% of all Interests then owned by the Limited Partners), shall commence to wind up the affairs of the Partnership and to liquidate its assets.  The General Partner (or the Liquidation Committee) shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.  In the event it becomes necessary to make a distribution of Partnership property in kind, such property shall be transferred and conveyed to the Partners so as to vest in each as a tenant in common an undivided interest in the whole of said property equal to his or its interest in the distribution of proceeds pursuant to Section 10.2.  Subject to the provisions of Section 10.2, in the event of the sale of Partnership assets for a consideration including, in whole or in part, deferred obligations, the liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have sold all or substantially all of its assets for cash or received cash payments in full with respect to all deferred obligations received by the Partnership in connection with the sale of Partnership assets.

10.2                        Distribution of Proceeds.  The net proceeds resulting from the liquidation of the Partnership’s properties following a dissolution of the Partnership shall be distributed and applied in the following order of priority:

(a)                                 first, to the payment of the debts and liabilities of the Partnership;

(b)                                 second, to the setting up of any Reserves that the General Partner or the Liquidation Committee deem reasonably necessary to provide for any contingent or unforeseen liabilities or obligation of the Partnership (it being understood however, that any funds so reserved shall be distributed in accordance with the provisions of this Section 10.2 after the obligation for which the Reserve was established has been satisfied);

(c)                                  third, to the Manager in accordance with Section 4.2(b) of the Amended Management Agreement; and

(d)                                 the balance, if any, to the Partners in accordance with their positive Capital Account balances determined after (i) taking into account all Capital Account adjustments for the taxable year during which the dissolution occurs (other than those made pursuant to this Section 10.2(d)) and (ii) revaluing all Partnership property to be distributed to the Partners at its Gross Asset Values in accordance with the rules of Treas. Reg. Section 1.704-1(b)(2)(iv)(f).

In the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, such amounts shall be distributed by the end of the taxable year in which the liquidation occurs or, if later, within 90 days of such liquidation (the “Timing Requirement”) and no Partner shall have any obligation to restore a deficit in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), no such deficit being considered a debt owed to the Partnership or any other person for any purpose whatsoever.

If the General Partner (or the Liquidating Committee, as the case may be) in its sole discretion determines that the Timing Requirement shall not be met, all or any portion of the distributions that would otherwise be made to the Partners pursuant to Section 10.2 may be distributed to the General Partner (or the Liquidating Committee, as the case may be) in trust for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership.  The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner (or the Liquidating Committee, as the case may be), in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

10.3                        Accounting.  Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the General Partner (or the Liquidation Committee) shall supply to each of the Partners a statement setting forth the assets and the liabilities of the Partnership as of the date of completion of liquidation and each Partner’s pro rata portion of distribution pursuant to Section 10.2.

10.4                        Certificate of Cancellation.  Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidation Committee) shall have the authority to execute and file a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

10.5                        Right Limited to Partnership Assets.  Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, the return of his or its capital contribution thereto and his or its share of Net Cash Flow and shall have no recourse therefor, upon dissolution or otherwise, against any other Partner except as provided i the last paragraph of Section 10.2.  No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.  Promptly upon complete liquidation of the Partnership, the General Partner shall cause the Partnership to prepare and furnish to each Partner a statement showing the manner in which the Partnership’s assets were distributed.

ARTICLE XI
Amendments

11.1                        Right of General Partner to Amend.

Subject to Section 11.2, the General Partner may from time to time amend this Agreement, without seeking or obtaining the approval or consent of any Limited Partner, and may execute counterparts to this Agreement, amended Certificates, or such other documents as it deems appropriate to reflect such amendment on behalf of the Limited Partner pursuant to the Power of Attorney granted by Article VII hereof.

11.2                        Limitations on Amendments.

(a)                                 Notwithstanding the provisions of Section 11.1, no amendment to this Agreement may, except with the consent of the Limited Partners:

(i)                                     add to, detract from, or otherwise modify the purpose of the Partnership without the consent of all the Partners;

(ii)                                  enlarge the obligations or diminish the rights of any Partner under this Agreement or convert the Partnership Interest of any Limited Partner into the Partnership Interest of a General Partner or modify the limited liability of any Limited Partner without the consent of such Partner;

(iii)                               subject to the provisions of Section 3.6, alter the Partnership Interests of any Partner in Net Profits and Net Losses, Net Cash Flow or liquidation proceeds, without the consent of such Partner;

(iv)                              cause the Partnership to be taxable as a corporation; or

(v)                                 amend this Article XI without the consent of all Partners.

11.3                        Amendments on Admission or Withdrawal of Partners.

(a)                                 If this Agreement shall be amended as a result of substituting a Limited Partner, the amendment to this shall be signed by the General Partner and by the be substituted or added.

(b)                                 If this Agreement shall be amended to reflect the designation of an additional or successor General Partner, such amendment shall be signed by the other General Partner(s) and by such additional or successor General Partner.

(c)                                  If this Agreement shall be amended to reflect the withdrawal of a General Partner and the business of the Partnership is continued, such amendment shall be signed by the remaining or successor General Partner(s).

11.4                        Management of the Partnership.  No Limited Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership.  No Limited Partner shall have the power or authority to bind the Partnership or to sign any Agreement or document in the name of the Partnership.  No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the consent of the Limited Partner shall be expressly required.

ARTICLE XII
General Provisions

12.1                        Notices.  All notices required or permitted to be given hereunder shall be in writing and addressed to the addressee at the addresses set forth in the signature page hereto or to such other address as the addressee shall have previously notified the sender of in writing.  Personal delivery, telex or telecopy communication or the mailing of a notice by registered or certified mail, return receipt requested, shall be sufficient service and shall be effective as of the date upon which it is delivered or delivery is refused or postal authorities designate the notice as non-deliverable, as the case may be.

12.2                        Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

12.3                        Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and are not to be deemed to constitute a part of this Agreement.

12.4                        Additional Documents.  Each of the parties hereto agrees to execute, acknowledge and verify, if required to do so, any and all further or additional documents as may be reasonably necessary to fully effectuate the terms of this Agreement.

12.5                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs or other successors and the permitted assigns of the respective Partners.

12.7                        Waiver.  The waiver of any breach of any term, covenant or condition of this Agreement by any of the parties hereto shall not constitute a continuing waiver or a waiver of any subsequent breach, either of the same or any other additional or different term, covenant or condition of this Agreement.

12.8                        Representations and Warranties.  Each of the Partners executing this Agreement hereby represents and warrants to the Partnership and to each other that (i) this Agreement constitutes a valid, binding, and enforceable Agreement of such Partner in accordance with its terms and (ii) such Partner who is a corporation or a partnership is duly and validly organized and existing and in good standing as a corporation or partnership under the laws of the jurisdiction of its incorporation or formation, as the case may be.

12.9                        Severability.  The parties hereby agree that in the event any court of competent jurisdiction determines that any provision of this Agreement is unlawful or unenforceable then, in that event, each and all remaining provisions shall remain in full force and effect.

12.10                 Merger.  Any prior understandings and agreements between the parties are merged herein and superseded hereby.

This Agreement together with the Exhibits attached hereto sets forth (and is intended by all parties to be an integration of all) of the promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property and assets of the Partnership, and there are no promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.

12.11                 Pronouns.  All the pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

12.12                 Certificate of Limited Partnership and Amendments.  The General Partner shall not be required to deliver to any Limited Partner copies of any Certificate of Limited Partnership, Certificate of Amendment, Restated Certificate of Limited Partnership or Certificate of Cancellation filed pursuant to the Act.

12.13                 Signatures.  Each Limited Partner, Substitute Limited Partner, additional General Partner and successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments in such manner and at such time as the General Partner shall determine.  By so signing, each Limited Partner, Substitute Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted and be bound by all provisions of this Agreement, as amended from time to time; provided, however, no such counterpart shall be binding unless and until it shall have been accepted by the General Partner.

IN WITNESS WHEREOF the undersigned have executed this Agreement, and the Limited Partner Principals have joined in this Agreement solely for purposes of binding themselves under Sections 5.9 and 9.2(a), as of the day and year first above written.

GENERAL PARTNER:
Address
HT-HIGHLANDS, INC., a Delaware corporation
200 West Madison Avenue
38th Floor
By:	/s/Kenneth Posner	Chicago, Illinois 60606
Attn: Kenneth R. Posser
Telecopy No.: 312/750-8545

LIMITED PARTNER:
Address
HIGHLANDS INN INVESTORS
211 East Ontario Street
By:	/s/Cary L. Neiman	Suite 400
	general partner	Chicago, Illinois
Attn: Cary L. Neiman
By:	/s/Phillip Wilhelm	Telecopy No.: 312/988-9830
general partner

By:
general partner

(SIGNATURES CONTINUED ON NEXT PAGE)

LIMITED PARTNER PRINCIPALS:

By:	/s/Cary L. Neiman

By:	/s/Phillip Wilhelm

By: